Mueller Industries, Inc. Announces the Acquisition of Assets of Tube Forming, L.P.

MEMPHIS, Tenn., Jan. 5, 2011 /PRNewswire/ -- Mueller Industries, Inc. (NYSE: MLI), announced today that the Company acquired various operating assets of Tube Forming, L.P. (TFI), a subsidiary of Wolverine Tube, Inc., effective December 28, 2010.  TFI primarily serves the Heating, Air Conditioning and Refrigeration (HVACR) market in North America.  The acquired assets include inventories, production equipment as well as factory leaseholds.  TFI has operations in Carrollton, Texas, and Guadalupe, Mexico, where it produces precision copper return bends and crossovers, and custom-made tube components and brazed assemblies, including manifolds and headers.  TFI's estimated net sales for 2010 were approximately $35 million.  Mueller paid approximately $6.9 million for the assets and the purchase price was funded with existing cash on hand.

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT:  Kent McKee, +1-901-753-3208